Exhibit 5.3

Founded in 1852 by Sidney Davy Miller	Miller, Canfield, Paddock and Stone, P.L.C. 840 West Long Lake Road, Suite 200 Troy, Michigan 48098 TEL (248) 879-2000 FAX (248) 879-2001 www.millercanfield.com	michigan: Ann Arbor Detroit • Grand Rapids
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May 31, 2013

Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186

Ladies and Gentlemen:

     We have acted as special Michigan counsel to Arvin Technologies, Inc., a Michigan corporation (the “Guarantor”), in connection with a guarantee by the Guarantor dated as of May 31, 2013 (the “Guarantee”) of $275,000,000 aggregate principal amount of notes due 2021 (the “Notes”) of Meritor, Inc. (the “Company”) in an underwritten public offering of the Notes, together with the Guarantee and other guarantees of the Notes by other direct and indirect subsidiaries of the Company pursuant to an Underwriting Agreement dated as of May 28, 2013 among the Company, the Guarantor, such other subsidiary guarantors and the underwriters named therein and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-179405), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

     (a) the form of Guarantee;

     (b) a copy of the Articles of Incorporation of the Guarantor certified by the Michigan Department of Licensing and Regulatory Affairs as of May 30, 2013 in the form attached to the Guarantor Certificate (as defined below) (the “Articles”);

     (c) a copy of the Bylaws of the Guarantor in the form attached to the Guarantor Certificate (as defined below) (the “Bylaws”);

     (d) a copy of the Unanimous Written Consent of the Board of Directors of the Guarantor dated as of May 28, 2013 in the form attached to the Guarantor Certificate (as defined below);

     (e) a copy of the Consent in Lieu of Special Meeting of Shareholders of the Guarantor dated as of May 30, 2013 in the form attached to the Guarantor Certificate (as defined below).

     (f) a certificate, dated as of the date hereof, executed by the President and Secretary of the Guarantor (the “Guarantor Certificate”).

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

-2-	May 31, 2013

I. Assumptions and Limitations. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies and that each document submitted to us for review is accurate and complete. In rendering the opinions set forth in this opinion letter, we have relied as to certain factual matters on statements of public officials and upon representations made in or pursuant to the Guarantee and the certificates of appropriate representatives of the Guarantor including, but not limited to, the Guarantor Certificate. We have not undertaken any independent investigations to determine the accuracy of the foregoing, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Guarantor for the purpose of rendering the opinions contained herein. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly set forth herein, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     The opinions herein contained are further based upon and subject to the following assumptions:

(i)	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(ii)	There are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties, that would, in either case, define, supplement, or qualify the terms of the Guarantee.

(iii)	All applicable rates of interest, including all those amounts that may be deemed interest under Michigan law, will not exceed the rate of 25% per annum simple interest.

(iv)	The execution, delivery and performance of the obligations of the Guarantor evidenced by the Guarantee are supported by adequate and valid consideration.

(v)	Where the Guarantee provides that it shall be governed by the laws of any state other than Michigan or where the laws of any state other than Michigan would apply in any way to the matters addressed herein, we have assumed that the laws of such other state are identical to those of the State of Michigan.

(vi)	The conduct of the parties to the Guarantee has complied with any requirement of good faith, fair dealing, and conscionability.

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

-3-	May 31, 2013

(vii)	The execution, delivery, performance and incurrence of the obligations of the Guarantor under the Guarantee are necessary or convenient to the conduct, promotion or attainment of the business of the entities described in and as contemplated by MCLA Section 450.1261.

(viii)	The execution, delivery and performance of the obligations of the Guarantor under the Guarantee are of direct benefit to the Guarantor, in furtherance of the corporate purposes of the Guarantor and necessary or convenient to affect any purpose for which the Guarantor was formed.

     The law covered by the opinions expressed in this letter is limited to the law of the State of Michigan.

II. Opinions.

     Based on and subject to the foregoing and to the qualifications and limitations set forth below, we are of the opinion that the Guarantor has the corporate authority to execute and deliver the Guarantee and the execution and delivery by the Guarantor of the Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantor.

III. Exceptions and Limitations.

     The foregoing opinions are subject to the following qualifications and limitations:

     A. Our opinions do not extend to any action or conduct of the Guarantor that the Guarantee may permit but does not require.

     B. Our opinions deal only with the specific legal issues explicitly addressed in the opinion set forth in Section II herein and do not address any other documents, instruments or matters and no opinions as to any such documents, instruments or matters should be implied from any opinion contained in this opinion letter. Without limiting the generality of the foregoing, we express no opinion as to the enforceability of any provisions of the Guarantee or any document or instrument referenced therein.

     C. Our opinions do not address any of the following legal issues:

     (1) federal and state banking, truth-in-lending, insurance, usury or other credit laws or regulations which may be applicable to this transaction;

     (2) federal and state securities laws and regulations;

     (3) federal and state antitrust and unfair competition laws and regulations;

     (4) compliance with fiduciary duty requirements;

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

-4-	May 31, 2013

     (5) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, municipalities, and political subdivisions, and judicial decisions to the extent that they deal with any of the foregoing;

     (6) fraudulent transfer and fraudulent conveyance laws or the applicability of, or the Guarantor’s compliance with, the Michigan Business Corporation Act provisions governing “distributions” (as defined in that Act);

     (7) federal and state tax laws and regulations; and

     (8) federal and state laws, regulations, and policies concerning (a) national and local emergency or (b) possible judicial deference to acts of sovereign states.

     D. This letter does not address and contains no United States federal tax advice and may not be used or relied upon for purposes of avoiding United States federal tax penalties.

     E. This letter speaks only as of its date. We undertake no obligation to advise you (or any third party) of changes of law or fact that occur after the date of this letter—even though the change may affect the legal conclusions stated in this letter.

     F. We are not providing you with any legal or other analysis beyond that expressly set forth in this letter, such as the broader guidance and counsel that we might provide to our own client.

     G. Our opinions do not extend to federal or state law (other than Michigan law) and are subject to the effect thereof.

     H. No one other than you is entitled to rely on opinions and confirmations contained in this letter, and you may rely on them only for the purpose contemplated by the Guarantee. Without our prior written consent, this letter may not be used or relied on by you or any other person for any other purpose whatsoever.

     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Miller, Canfield, Paddock & Stone P.L.C.
Miller, Canfield, Paddock & Stone P.L.C.